                                             Exhibit 99.1

News Release
U.S. Silica Holdings, Inc. Announces Fourth Quarter and Full Year 2021 Results
•Fourth quarter revenue of $284.9 million and full year revenue of $1.1 billion
•Loss for the quarter of $0.25 per basic and diluted share and adjusted loss of $0.22 per basic and diluted share
•Adjusted EBITDA increased 6% sequentially
•Industrial and Specialty Products segment volumes increased 1% sequentially
•Oil & Gas proppant volumes increased 6% and SandBox loads increased 13% sequentially

Katy, Texas, February 25, 2022 – U.S. Silica Holdings, Inc. (NYSE: SLCA) today announced a net loss of $19.0 million, or $0.25 per basic and diluted share, for the fourth quarter ended December 31, 2021. The fourth quarter results were negatively impacted by $3.5 million pre-tax, or $0.03 per diluted share after-tax, of charges primarily related to merger and acquisition related expense and other adjustments, resulting in an adjusted loss of $0.22 per basic and diluted share.
These results compared with net income of $4.6 million, or $0.06 per basic and diluted share, for the fourth quarter of 2020, which were positively impacted by $31.3 million pre-tax, or $0.32 per diluted share after-tax, primarily related to the recognition of $27.2 million of shortfall fees in our Oil and Gas segment.
Bryan Shinn, Chief Executive Officer, stated, “Our fourth quarter and full year 2021 results reflected positive market momentum as we continued to navigate a global economic recovery. We reported a strong financial quarter with sequential increases in total volumes, revenues, and Adjusted EBITDA. Our outperformance in the quarter was due primarily to robust customer demand in both segments, along with efficiency improvements and price increases that outpaced inflation.
"In our Industrial and Specialty Products segment, customer demand remained stronger than anticipated across most end markets during the fourth quarter and we experienced record sales for our high-purity filtration products. Additionally, our numerous price increases and surcharges in 2021 are helping to offset inflation and maintain margins and we are continuing to increase prices in 2022 as necessary.
“In our Oil and Gas segment, proppant and logistics demand improved sequentially, driven by stronger customer activity, particularly in West Texas. During the quarter, we also executed a number of contracts at improved prices as customers have been intent on securing proppant and delivery services for what is expected to be a very strong first half of 2022. Given these developments, we are essentially sold out of sand proppant.

"Overall, 2022 is setting up to be an outstanding year across the company. We are well positioned for robust growth in our ISP segment with demand driven by new opportunities in several fast-growing end-uses, increased new product adoption, expected GDP expansion for our base business, and margins that are supported by further price increases. In our Oil and Gas segment, strong customer demand and constructive commodity prices should support higher prices and improved margins for sand proppant and SandBox as well. We are increasing our contract coverage and forecast strong proppant demand through the first half of the year. Finally, we expect to generate free cash flow this year and to continue de-levering our balance sheet.”

Full Year 2021 Highlights
Total Company
•Revenue of $1.1 billion increased 30% compared with $845.9 million for 2020.
•Net loss of $33.8 million, or $0.45 per basic and diluted share for 2021, compared with a net loss of $114.1 million, or $1.55 per basic and per diluted share for 2020.
•Overall tons sold of 15.837 million for 2021 increased 42% compared with 11.130 million tons sold in 2020.
•Contribution margin of $328.6 million for 2021 increased 9% compared with $301.2 million for 2020.
•Adjusted EBITDA of $223.5 million for 2021 increased 10% compared with Adjusted EBITDA of $203.9 million for 2020.

Fourth Quarter 2021 Highlights
Total Company
•Revenue of $284.9 million for the fourth quarter of 2021 increased 7% compared with $267.3 million in the third quarter of 2021 and increased 25% when compared with the fourth quarter of 2020.
•Overall tons sold of 4.181 million for the fourth quarter of 2021 increased 5% compared with 3.989 million tons sold in the third quarter of 2021 and increased 48% when compared with the fourth quarter of 2020.
•Contribution margin of $71.6 million for the fourth quarter of 2021 increased 7% compared with $66.7 million in the third quarter of 2021 and decreased 20% when compared with the fourth quarter of 2020.
•Adjusted EBITDA of $42.1 million for the fourth quarter of 2021 increased 6% compared with $39.8 million in the third quarter of 2021 and decreased 34% when compared with the fourth quarter of 2020.

Industrial and Specialty Products

•Revenue of $126.3 million for the fourth quarter of 2021 increased 1% compared with $125.5 million in the third quarter of 2021 and increased 18% when compared with the fourth quarter of 2020.
•Tons sold totaled 1.085 million for the fourth quarter of 2021 increased 1% compared with 1.077 million tons sold in the third quarter of 2021 and increased 17% when compared with the fourth quarter of 2020.
•Segment contribution margin of $41.5 million, or $38.25 per ton, for the fourth quarter of 2021 increased 1% compared with $41.0 million in the third quarter of 2021 and increased 8% when compared with the fourth quarter of 2020.

Oil & Gas
•Revenue of $158.6 million for the fourth quarter of 2021 increased 12% compared with $141.8 million in the third quarter of 2021 and increased 32% when compared with the fourth quarter of 2020.
•Tons sold of 3.096 million for the fourth quarter of 2021 increased 6% compared with 2.912 million tons sold in the third quarter of 2021 and increased 63% when compared with the fourth quarter of 2020.
•Segment contribution margin of $30.1 million, or $9.72 per ton, for the fourth quarter of 2021 increased 17% compared with $25.7 million in the third quarter of 2021 and decreased 42% when compared with the fourth quarter of 2020.

Capital Update
As of December 31, 2021, the Company had $239.4 million in cash and cash equivalents, an increase of 59% when compared with December 31, 2020, and total debt was $1.211 billion. Capital expenditures in 2021 totaled $30.3 million and were primarily related to growth projects, and other facility improvements and maintenance projects. During the fourth quarter of 2021, the Company generated $12.6 million in cash flow from operations.
Outlook and Guidance
Looking forward to the first quarter and into 2022, the Company's two business segments remain well positioned for sustainable, long-term growth in their respective markets. The Company has a strong portfolio of Industrial and Specialty Products that serve numerous essential, high-growth and attractive end markets, supported by a robust pipeline of new products under development, as well as pricing increases and surcharges.
The oil and gas industry is progressing through what is anticipated to be a multi-year growth cycle. Strength in commodity prices, particularly WTI crude oil prices, along with forecasted increases in customer spending, are supportive of an active well completions environment in 2022.
The Company is focused on free cash flow and de-levering the balance sheet and intends on being cash flow positive in 2022, keeping an estimated $40-60 million of capital expenditures within operating cash flow.
Conference Call
U.S. Silica will host a conference call for investors today, February 25, 2022 at 7:30 a.m. Central Time to discuss these results. Hosting the call will be Bryan Shinn, Chief Executive Officer and Don Merril, Executive Vice President and Chief Financial Officer. Investors are invited to listen to a live webcast of the conference call by visiting the "Investors- Events & Presentations" section of the Company's website at www.ussilica.com. The webcast will be archived for one year. The call can also be accessed live over the telephone by dialing (877) 869-3847 or for international callers, (201) 689-8261. A replay will be available shortly after the call and can be accessed by dialing (877) 660-6853 or for international callers, (201) 612-7415. The conference ID for the replay is 13726843. The replay will be available through March 25, 2022.
About U.S. Silica
U.S. Silica Holdings, Inc. is a global performance materials company and is a member of the Russell 2000. The Company is a leading producer of commercial silica used in the oil and gas industry and in a wide range of industrial applications. Over its 122-year history, U.S. Silica has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 600 diversified products to customers across our end markets. U.S. Silica's wholly-owned subsidiaries include EP Minerals and SandBox Logistics™. EP Minerals is an industry leader in the production of products derived from diatomaceous earth, perlite, engineered clays, and non-activated clays. SandBox Logistics™ is a state-of-the-art leader in proppant storage, handling and well-site delivery, dedicated to making proppant logistics cleaner, safer and more efficient. The Company currently operates 24 mines and production facilities and is headquartered in Katy, Texas.
Forward-looking Statements
This full-year and fourth-quarter 2021 earnings release, as well as other statements we make, contain “forward-looking statements” within the meaning of the federal securities laws - that is, statements about the future, not about past events. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “could,” “can have,” “likely” and other words and terms of similar meaning. Forward-looking statements made include any statement that does not directly relate to any historical or current fact and may include, but are not limited to, statements regarding U.S. Silica's growth opportunities, strategy, future financial results, forecasts, projections, plans and capital expenditures, technological innovations, ability to reduce costs or idle plants, the impacts of COVID-19 on the Company’s operations, and the commercial silica industry. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are global economic conditions; the effect of the COVID-19 pandemic on markets the Company serves; fluctuations in demand for commercial silica, diatomaceous earth, perlite, clay and cellulose; fluctuations in demand for frac sand or the development of either effective alternative proppants or new processes to replace hydraulic fracturing; the entry of competitors into our marketplace; changes in production spending by companies in the oil and gas industry and changes in the level of oil and natural gas exploration and development; changes in oil and gas inventories; general economic, political and business conditions in key regions of the world; pricing pressure; weather and seasonal factors; the cyclical nature of our customers’ business; our inability to meet our financial and performance targets and other forecasts or expectations; our substantial indebtedness and pension obligations, including restrictions on our operations imposed by our indebtedness; operational modifications, delays or cancellations; prices for electricity, natural gas and diesel fuel; our ability to maintain our transportation network; changes in government regulations and regulatory requirements, including those related to mining, explosives, chemicals, and oil and gas production; silica-related health issues and corresponding litigation; and other risks and uncertainties detailed in this press release and our most recent Forms 10-K, 10-Q, and 8-K filed with or furnished to the U.S. Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. The forward-looking statements speak only as of the date hereof, and we disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

U.S. SILICA HOLDINGS, INC.
SELECTED FINANCIAL DATA FROM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; dollars in thousands, except per share amounts)

	Three Months Ended
	December 31, 2021	September 30, 2021	December 31, 2020
Total sales	$284,864	$267,298	$227,277
Total cost of sales (excluding depreciation, depletion and amortization)	217,591	207,448	141,418
Operating expenses:
Selling, general and administrative	34,939	30,956	27,777
Depreciation, depletion and amortization	38,637	39,981	39,964
Goodwill and other asset impairments	153	11	2,644
Total operating expenses	73,729	70,948	70,385
Operating (loss) income	(6,456)	(11,098)	15,474
Other (expense) income:
Interest expense	(17,732)	(17,796)	(16,155)
Other income, net, including interest income	1,147	2,580	8,758
Total other expense	(16,585)	(15,216)	(7,397)
(Loss) income before income taxes	(23,041)	(26,314)	8,077
Income tax benefit (expense)	3,927	6,140	(3,760)
Net (loss) income	$(19,114)	$(20,174)	$4,317
Less: Net loss attributable to non-controlling interest	(98)	(179)	(250)
Net (loss) income attributable to U.S. Silica Holdings, Inc.	$(19,016)	$(19,995)	$4,567

(Loss) earnings per share attributable to U.S. Silica Holdings, Inc.:
Basic	$(0.25)	$(0.27)	$0.06
Diluted	$(0.25)	$(0.27)	$0.06
Weighted average shares outstanding:
Basic	74,598	74,523	73,728
Diluted	74,598	74,523	74,328

	Year Ended
	December 31, 2021	December 31, 2020
Total sales	$1,103,879	$845,885
Total cost of sales (excluding depreciation, depletion and amortization)	794,983	575,070
Operating expenses:
Selling, general and administrative	119,628	124,171
Depreciation, depletion and amortization	161,131	155,568
Goodwill and other asset impairments	202	110,688
Total operating expenses	280,961	390,427
Operating income (loss)	27,935	(119,612)
Other (expense) income:
Interest expense	(71,157)	(79,885)
Other income, net, including interest income	6,146	24,350
Total other expense	(65,011)	(55,535)
Loss before income taxes	(37,076)	(175,147)
Income tax benefit	2,755	60,025
Net loss	$(34,321)	$(115,122)
Less: Net loss attributable to non-controlling interest	(560)	(1,028)
Net loss attributable to U.S. Silica Holdings, Inc.	$(33,761)	$(114,094)

Loss per share attributable to U.S. Silica Holdings, Inc.:
Basic	$(0.45)	$(1.55)
Diluted	$(0.45)	$(1.55)
Weighted average shares outstanding:
Basic	74,350	73,634
Diluted	74,350	73,634
Dividends declared per share	$—	$0.02

U.S. SILICA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; dollars in thousands)

	December 31, 2021	December 31, 2020

ASSETS
Current Assets:
Cash and cash equivalents	$239,425	$150,920
Accounts receivable, net	202,759	206,934
Inventories, net	115,713	104,684
Prepaid expenses and other current assets	18,018	23,147
Income tax deposits	—	628
Total current assets	575,915	486,313
Property, plant and mine development, net	1,258,646	1,368,092
Lease right-of-use assets	42,241	37,469
Goodwill	185,649	185,649
Intangible assets, net	150,054	159,582
Other assets	7,095	9,842
Total assets	$2,219,600	$2,246,947
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$167,670	$121,920
Current portion of operating lease liabilities	14,469	17,388
Current portion of long-term debt	18,285	42,042
Current portion of deferred revenue	4,247	13,545
Income tax payable	1,200	—
Total current liabilities	205,871	194,895
Long-term debt, net	1,193,135	1,197,660
Deferred revenue	16,494	20,147
Liability for pension and other post-retirement benefits	32,935	48,169
Deferred income taxes, net	44,774	49,386
Operating lease liabilities	75,130	76,361
Other long-term obligations	37,178	33,538
Total liabilities	1,605,517	1,620,156
Stockholders’ Equity:
Preferred stock	—	—
Common stock	845	827
Additional paid-in capital	1,218,575	1,200,023
Retained deficit	(429,260)	(395,496)
Treasury stock, at cost	(186,294)	(181,615)
Accumulated other comprehensive income (loss)	349	(8,479)
Total U.S. Silica Holdings, Inc. stockholders’ equity	604,215	615,260
Non-controlling interest	9,868	11,531
Total stockholders' equity	614,083	626,791
Total liabilities and stockholders’ equity	$2,219,600	$2,246,947

Non-GAAP Financial Measures
Segment Contribution Margin
Segment contribution margin is a key metric that management uses to evaluate our operating performance and to determine resource allocation between segments. Segment contribution margin excludes certain corporate costs not associated with the operations of the segment. These unallocated costs include costs related to corporate functional areas such as sales, production and engineering, corporate purchasing, accounting, treasury, information technology, legal and human resources.
The following table sets forth a reconciliation of net income, the most directly comparable GAAP financial measure, to segment contribution margin.

	Three Months Ended
	December 31, 2021	September 30, 2021	December 31, 2020
Sales:
Oil & Gas Proppants	$158,606	$141,848	$120,344
Industrial & Specialty Products	126,258	125,450	106,933
Total sales	284,864	267,298	227,277
Segment contribution margin:
Oil & Gas Proppants	30,114	25,723	51,501
Industrial & Specialty Products	41,518	41,003	38,350
Total segment contribution margin	71,632	66,726	89,851
Operating activities excluded from segment cost of sales	(4,359)	(6,876)	(3,992)
Selling, general and administrative	(34,939)	(30,956)	(27,777)
Depreciation, depletion and amortization	(38,637)	(39,981)	(39,964)
Goodwill and other asset impairments	(153)	(11)	(2,644)
Interest expense	(17,732)	(17,796)	(16,155)
Other income, net, including interest income	1,147	2,580	8,758
Income tax benefit (expense)	3,927	6,140	(3,760)
Net (loss) income	$(19,114)	$(20,174)	$4,317
Less: Net loss attributable to non-controlling interest	(98)	(179)	(250)
Net (loss) income attributable to U.S. Silica Holdings, Inc.	$(19,016)	$(19,995)	$4,567

	Year Ended
	December 31, 2021	December 31, 2020
Sales:
Oil & Gas Proppants	$615,448	$414,897
Industrial & Specialty Products	488,431	430,988
Total sales	1,103,879	845,885
Segment contribution margin:
Oil & Gas Proppants	160,052	142,041
Industrial & Specialty Products	168,499	159,176
Total segment contribution margin	328,551	301,217
Operating activities excluded from segment cost of sales	(19,655)	(30,402)
Selling, general and administrative	(119,628)	(124,171)
Depreciation, depletion and amortization	(161,131)	(155,568)
Goodwill and other asset impairments	(202)	(110,688)
Interest expense	(71,157)	(79,885)
Other income, net, including interest income	6,146	24,350
Income tax benefit	2,755	60,025
Net loss	$(34,321)	$(115,122)
Less: Net loss attributable to non-controlling interest	(560)	(1,028)
Net loss attributable to U.S. Silica Holdings, Inc.	$(33,761)	$(114,094)
Adjusted EBITDA
Adjusted EBITDA is not a measure of our financial performance or liquidity under GAAP and should not be considered as an alternative to net income as a measure of operating performance, cash flows from operating activities as a measure of liquidity or any other performance measure derived in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized, and excludes certain non-recurring charges that may recur in the future. Management compensates for these limitations by relying primarily on our GAAP results and by using Adjusted EBITDA only supplementally. Our measure of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

The following table sets forth a reconciliation of net income (loss), the most directly comparable GAAP financial measure, to Adjusted EBITDA:

(All amounts in thousands)	Three Months Ended
	December 31, 2021	September 30, 2021	December 31, 2020
Net (loss) income attributable to U.S. Silica Holdings, Inc.	$(19,016)	$(19,995)	$4,567
Total interest expense, net of interest income	17,690	17,778	15,858
Provision for taxes	(3,927)	(6,140)	3,760
Total depreciation, depletion and amortization expenses	38,637	39,981	39,964
EBITDA	33,384	31,624	64,149
Non-cash incentive compensation (1)	5,714	5,450	3,068
Post-employment expenses (excluding service costs) (2)	(506)	(2,140)	428
Merger and acquisition related expenses (3)	2,154	504	143
Plant capacity expansion expenses (4)	86	782	825
Goodwill and other asset impairments (5)	153	11	2,644
Business optimization projects (6)	28	33	28
Facility closure costs (7)	137	218	1,377
Gain on valuation change of royalty note payable (8)	—	—	(8,263)
Other adjustments allowable under the Credit Agreement (9)	962	3,279	(817)
Adjusted EBITDA	$42,112	$39,761	$63,582

(All amounts in thousands)	Year Ended
	December 31, 2021	December 31, 2020
Net loss attributable to U.S. Silica Holdings, Inc.	$(33,761)	$(114,094)
Total interest expense, net of interest income	69,173	79,148
Provision for taxes	(2,755)	(60,025)
Total depreciation, depletion and amortization expenses	161,131	155,568
EBITDA	193,788	60,597
Non-cash incentive compensation (1)	19,692	15,827
Post-employment expenses (excluding service costs) (2)	(1,920)	1,729
Merger and acquisition related expenses (3)	2,961	1,423
Plant capacity expansion expenses (4)	928	6,149
Goodwill and other asset impairments (5)	202	110,688
Business optimization projects (6)	105	67
Facility closure costs (7)	1,347	7,093
Gain on valuation change of royalty note payable (8)	—	(8,263)
Other adjustments allowable under the Credit Agreement (9)	6,372	8,612
Adjusted EBITDA	$223,475	$203,922

(1)	Reflects equity-based non-cash compensation expense.
(2)	Includes net pension cost and net post-retirement cost relating to pension and other post-retirement benefit obligations during the applicable period, but in each case excluding the service cost relating to benefits earned during such period. Non-service net periodic benefit costs are not considered reflective of our operating performance because these costs do not exclusively originate from employee services during the applicable period and may experience periodic fluctuations as a result of changes in non-operating factors, including changes in discount rates, changes in expected returns on benefit plan assets, and other demographic actuarial assumptions.

(3)	Merger and acquisition related expenses include legal fees, consulting fees, bank fees, severance costs, certain purchase accounting items, such as the amortization of inventory fair value step-up, information technology integration costs and similar charges. While these costs are not operational in nature and are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in the future as we continue to integrate prior acquisitions and pursue any future acquisitions.
(4)	Plant capacity expansion expenses include expenses that are not inventoriable or capitalizable as related to plant expansion projects greater than $5 million in capital expenditures or plant start up projects. While these expenses are not operational in nature and are not expected to continue for any singular project on an ongoing basis, similar types of expenses have occurred in prior periods and may recur in the future.
(5)
During 2020, there was an unprecedented drop in global demand combined with the breakdown of the Organization of the Petroleum Exporting Countries and other oil producing nations ("OPEC+") agreement to restrict oil production that led to one of the largest annual crude oil inventory builds in history. This led to a sharp reduction in global crude oil prices. Containment measures and other economic, travel, and business disruptions caused by COVID-19 also affected refinery activity and future demand for crude oil, and consequently, the services and products of our Oil & Gas Proppants segment. As a result, impairment charges of $11.8 million of long-lived assets, $6.8 million of inventory, $3.4 million of operating lease right-of-use assets, and $86.1 million of goodwill were recorded in our Oil & Gas Proppants segment. Additionally, $2.5 million of impairment charges were recorded for other intangible assets in our Industrial & Specialty Products segment due to the discontinuance of a minor product line.

(6)	Reflects costs incurred related to business optimization projects mainly within our corporate center, which aim to measure and improve the efficiency, productivity and performance of our organization. While these costs are not operational in nature and are not expected to continue for any singular project on an ongoing basis, similar types of expenses may recur in the future.
(7)	Reflects costs incurred mainly related to idled sand facilities and closed corporate offices, including severance costs and remaining contracted costs such as office lease costs, and common area maintenance fees. While these costs are not operational in nature and are not expected to continue for any singular event on an ongoing basis, similar types of expenses may recur in the future.
(8)	Gain on valuation change of royalty note payable due to a change in estimate of future tonnages and sales related to the sand shipped from our Tyler, Texas facility. This gain is not operational in nature and is not expected to continue for any singular event on an ongoing basis.
(9)	Reflects miscellaneous adjustments permitted under the Credit Agreement. For 2021, included $3.4 million of transload shortfall and exit fees, $2.1 million related to expenses incurred with severe winter storms during the first quarter, $0.7 million of costs related to a power interruption at a plant location, partially offset by $0.1 million for a measurement period adjustment related to the Arrows Up bargain purchase. For 2020, includes $1.6 million in transload shortfalls and exit fees, $4.6 million in inventory adjustments, $6.0 million in severance costs, and $11.8 million in legal expense due to the unsuccessful defense of a small number of our patents, offset by $15.2 million related to the gain attributable to the bargain purchase of Arrows Up. While these gains and costs are not operational in nature and are not expected to continue for any singular event on an ongoing basis, similar types of gains and expenses have occurred in prior periods and may recur in the future.

Investor Contacts
Patricia Gil
Vice President, Investor Relations
(281) 505-6011
gil@ussilica.com